Exhibit 1.2


                        OFFICE OF THE SECRETARY OF STATE

                            CERTIFICATE OF FILING OF


                         Fixed Income Securities, L.P.
                           Filing Number:  800284879

     The undersigned, as Secretary of State of Texas, hereby certifies that a certificate of limited partnership for the above named limited partnership has been received in this office and filed as provided by law on the date shown below.

     Accordingly, the undersigned, as Secretary of State hereby issues this Certificate evidencing the filing in this office.

Dated: 12/29/2003

Effective:  12/29/2003







                                     Geoffrey S. Connor
                                     Secretary of State









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